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                                                               Exhibit 8(c)(iv)

                       ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT ("Agreement") made as of this 31/st/ day of October 2011, is by and between INVESCO DISTRIBUTORS, INC., a Delaware corporation ("Distributor"), INVESCO INVESTMENT SERVICES, INC. ("Transfer Agent"), THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation ("VALIC") and AMERICAN GENERAL DISTRIBUTORS, INC. ("AGDI"), a Delaware corporation.

                                  WITNESSETH:

      WHEREAS, each of the investment companies listed on Schedule One hereto
                                                          ____________
    ("Schedule One," as the same may be amended from time to time), is
      ____________
    registered as an open-end management investment company under the Investment Company Act of 1940, as amended (such investment companies are hereinafter collectively called the "Funds," or each a "Fund"); and

      WHEREAS, each of the Funds is available as an investment vehicle for VALIC for its separate account to fund variable annuity contracts ("Contracts") listed on Schedule Two hereto ("Schedule Two," as the same
                            ____________          ____________
    may be amended from time to time); and

      WHEREAS, VALIC has entered into a participation agreement dated
   October 31, 2011, among VALIC and the Funds' underwriter (the "Participation Agreement," as the same may be amended from time to time); and

      WHEREAS, Distributor provides, among other things, distribution and shareholder services to the Funds; and

      WHEREAS, AGDI is the principal underwriter of the variable annuity products offered by VALIC, including the Contracts; and

      WHEREAS, Distributor desires VALIC to provide the administrative services specified in the attached Exhibit A ("Administrative Services"), in
                              _________
    connection with the Contracts for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account ("Master Account") referred to in paragraph 1 of Exhibit A ("Contract Owners"), and VALIC is willing and able to provide
    _________
    such Administrative Services on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1.  VALIC agrees to perform the Administrative Services specified in Exhibit A
                                                                     _________
    hereto for the benefit of the Contract Owners.

2. VALIC represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

3. VALIC agrees to provide copies of all the historical records relating to transactions between the Funds and Contract Owners, and all written communications and other related materials regarding the Funds(s) to or from such Contract Owners, as reasonably requested by Distributor or its

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    representatives (which representatives, include, without limitation, its auditors and legal counselor), to enable Distributor or its representatives to monitor and review the Administrative Services performed by VALIC, or comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund, or of a governmental body, self-regulatory organization or Contract Owner.

    In addition, VALIC agrees that it will permit Distributor, the Funds or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

4. VALIC may contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of VALIC required by this Agreement, provided that VALIC shall be fully responsible for the acts and omissions of such other parties.

5. VALIC hereby agrees to notify Distributor promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6. VALIC hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of VALIC or the name of its nominee and which are maintained in VALIC variable annuity or variable life insurance accounts. VALIC represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services and other obligations set forth in this Agreement.

7. The provisions of the Agreement shall in no way limit the authority of Distributor or Fund to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Fund and/or sale of its shares.

8. In consideration of the performance of the Administrative Services by VALIC, beginning on the date hereof, Distributor agrees to pay (a) VALIC a quarterly amount that is equal to ten basis points (0.10%) of the average daily net assets of which shall be paid by the Transfer Agent on behalf of the Fund within 30 days after receipt of an invoice from VALIC for record keeping and administrative services and (b) AGDI a quarterly amount that is equal to twenty-five basis points (0.25%) of the average daily net assets of which shall be paid as financial support from the Distributor's legitimate profits by Distributor within 60 days of the end of each calendar quarter, without demand or notice by VALIC.

    Notwithstanding anything in this Agreement to the contrary, the payments by Distributor to VALIC relate solely to the performance by VALIC of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by VALIC to VALIC policy or Contract owners, or to any separate account organized by VALIC, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

9.  VALIC represents and warrants that:

    A. it will comply with all applicable laws, rules and regulations of any governmental or regulatory body (as may be amended from time to time) as well as the terms of the applicable Fund prospectus and statement of additional information.

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    B. it and its designee, if applicable, will facilitate any audit or review of its files and records undertaken by Distributor.

    C. it will provide to all Contract Owners purchasing shares of the Funds, point of sale disclosure in compliance with all applicable laws, rules and regulations, if any.

    E. it is a corporation duly organized and existing and in good standing under the laws of the state of jurisdiction of formation and is duly qualified and has all requisite licenses and authority to carry on its business in all other jurisdictions in which it conducts business.

    F. it is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of it or any applicable law, including applicable federal and state securities laws.

    G. it has and will continue to have access to the necessary facilities, equipment and personnel to perform the Services in accordance with best industry practices.

    H. it will promptly notify the Distributor in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

    I. AGDI is a registered as a broker-dealer under the Securities Exchange Act of 1934 and has obtained and shall maintain, in good standing, its membership with the Financial Industry Regulatory Authority, Inc.

    J. it will comply with all applicable laws, rules and regulations of any governmental or regulatory body (as may be amended from time to time) as well as the terms of the applicable registration statement of each fund with respect to excessive short-term trading.

    K. it will enforce its policies and procedures relating to curbing excessive short-term trading of the Portfolios and will notify Distributor of any material change to its excessive short-term trading policy.

    L. it will ensure its arrangements with its Plans or Plan participants will not contravene the terms of this Agreement or the terms of the applicable registration statement.

10. The parties hereto understand and agree that neither Distributor nor its affiliates will provide, and VALIC will not accept, any brokerage commissions for transactions in portfolio securities of the Funds or affiliates of the Funds ("Directed Brokerage") that would in any way pay for, mitigate or offset any financial obligation that Distributor has under this Agreement. Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which a financial intermediary receives, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by VALIC or a broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by a financial intermediary or its affiliates in recognition of financial intermediary's sale or promotion of Fund shares or client referrals.

11. Each party hereto acknowledges that the ten basis point (0.10%) administrative and recordkeeping fees shall not be payable or paid on assets invested through a fund-of-funds structure.

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11. VALIC shall indemnify and hold harmless each of the Funds and Distributor and each of their respective officers, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that anyone or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by VALIC of the Administrative Services under this Agreement.

12. This Agreement may be terminated without penalty at any time by VALIC or by Distributor upon one hundred and eighty days (180) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

    This Agreement shall not require VALIC to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which VALIC or the Funds are subject provided that such records shall be offered to the Funds in the event VALIC decides to no longer preserve such records following such time periods.

13. After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts in the Contracts for the benefit of Contract Owners after the date of such termination.

14. VALIC understands and agrees that the obligations of Distributor under this Agreement are not binding upon any of the Funds, upon any of the Directors or upon any Contract Owners of any of the Funds.

15. It is understood and agreed that in performing the services under this Agreement VALIC, acting in its capacity described herein, shall at no time be acting as an agent for Distributor or any of the Funds. VALIC agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund's then-current prospectus; in current sales literature furnished by the Fund or Distributor to VALIC; in the then-current prospectus for a variable annuity contract or variable life insurance policy issued by VALIC or then-current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Distributor.

16. This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

17. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

18. This Agreement, including Exhibit A, Schedule One and Schedule Two,
                              _________  ____________     ____________
    constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One and/or Schedule Two may be replaced from time to time with a new Schedule One and/or Schedule Two to accurately reflect any changes in the Funds available as investment vehicles and/or the Contracts available, under the Participation Agreement, respectively.

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   IN WITNESS HEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:  /S/ THOMAS M. WARD
     ------------------------------
     Authorized Signatory

     THOMAS M. WARD, VICE PRESIDENT
     ------------------------------
     Print or Type Name and Title

AMERICAN GENERAL DISTRIBUTORS, INC.

By:  /S/ THOMAS M. WARD
     ------------------------------
     Authorized Signatory

     THOMAS M. WARD, VICE PRESIDENT
     ------------------------------
     Print or Type Name and Title

INVESCO DISTRIBUTORS, INC.

By:  /S/ JOHN COOPER
     ------------------------------
     Authorized Signatory

     JOHN COOPER, PRESIDENT
     ------------------------------
     Print or Type Name and Title

INVESCO INVESTMENT SERVICES, INC.

By:  /S/ WILLIAM GALVIN
     ------------------------------
     Authorized Signatory

     WILLIAM GALVIN, PRESIDENT
     ------------------------------
     Print or Type Name and Title

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                                 SCHEDULE ONE

  INVESTMENT COMPANY NAME:     FUND NAME(S):
  _________________________    _____________
    AIM Investment Funds       Invesco Balanced-Risk Commodity Strategy Fund
                               Class I Shares


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                                 SCHEDULE TWO

                               LIST OF CONTRACTS

    .  Portfolio Director Series

    .  Equity Director Series

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                                   EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, which relates to the Funds as of the date hereof, and any other Fund that may be added or deleted from time to time, VALIC shall perform the following Administrative Services:

1. VALIC will maintain the Master Account with the transfer agent of the Funds in the name of VALIC Separate Account A. Additionally, VALIC will maintain separate records for each Contract Owner, which records shall reflect shares purchased and redeemed for the benefit of the Contract Owner. Share balances held for the benefit of the Contract Owner reflect annuity unit values calculated by VALIC each weekday that the New York Stock Exchange is open for trading ("Business Day"). VALIC's annuity unit value calculations will factor in each Business Day's net asset value and the effect of any reinvested dividends or capital gains.

2. Prepare and transmit to Contract Owners periodic account statements showing the total number of annuity units held for the benefit of the Contract Owner as of the statement closing date, purchases and redemptions of Fund shares for the benefit of the Contract Owner during the period covered by the statement. Such reports shall also reflect Contract Owner unit values.

3. Make available to Contract Owners reports and other information received by VALIC from any of the Funds and required to be sent to Contract Owners under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Contract Owners material Fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial Contract Owners. Upon notification of an upcoming proxy mailing, VALIC shall provide to the Fund's print/mail vendor a list of Contract Owner addresses as of the requested record date for inclusion in the proxy mailing. Unless otherwise provided in the plan document or directed by the plan sponsor, participants will be responsible for voting all proxies. Non-routine materials such as prospectus supplements and proxy or information statement materials shall be printed and distributed at the expense of the Fund, Distributor or an affiliate.

4. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Contract Owners.

5. Upon request, provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its underwriter to comply with any applicable state blue sky requirements.

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